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                                                                     Exhibit 5.1


                        [LETTERHEAD OF MILLER & HOLGUIN]


                                  July 13, 1998




Decora Industries, Inc.
Decora, Incorporated
1 Mill Street
Fort Edward, New York 12828

        Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Decora Industries, Inc., a Delaware corporation ("DII"), and Decora, Incorporated, a Delaware corporation ("Decora"), in connection with the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer by DII (the "Exchange Offer") to exchange $112,750,000 aggregate principal amount of 11% Senior Secured Notes due 2005, Series B ("Exchange Notes") for a like amount of its outstanding 11% Senior Secured Notes due 2005 ("Old Notes"). The Exchange Notes will be guaranteed ("Guarantee") on a full and unconditional basis by Decora pursuant to the terms and provisions of Article 10 of the Indenture. The Exchange Notes will be issued pursuant to the Indenture, dated April 29, 1998, among DII, Decora and United States Trust Company of New York (the "Indenture"), which has been included as an Exhibit to the Registration Statement.

        We have examined the Registration Statement and the Indenture. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of DII and Decora, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        Based on the foregoing, we are of the opinion that:

        1. The Exchange Notes have been duly authorized by DII and, when issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement and when executed and authenticated as specified in the Indenture, will be duly issued and delivered and will constitute valid and binding obligations of DII.


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        2. The Guarantee of Decora, when the Exchange Notes have been executed and authenticated as specified in the Indenture, will be duly issued and delivered and will constitute the valid and binding obligation of Decora.

        Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        We are members of the Bar of the State of California and we do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                Very truly yours,

                                /s/ MILLER & HOLGUIN

                                Miller & Holguin